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                                                  Exhibit 99.1



For release:   IMMEDIATELY

Contact:       Charles M. Johnston, Chief Financial Officer
               Commonwealth Bancorp, Inc.
               (610) 313-2189

COMMONWEALTH BANCORP, INC. ANNOUNCES TWO NEW DIRECTORS

Norristown, PA, March 17, 1998 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB) announced today that Joanne Harmelin and Michael T. Kennedy have joined its Board of Directors. The addition of Ms. Harmelin and Mr. Kennedy increased the size of the Board of Directors to nine members, including eight outside directors.

Joanne Harmelin is the founder and president of Harmelin & Associates, the largest media buying agency in Philadelphia, and the 15th largest in the country. She is extremely active in community affairs and holds directorships in the Juvenile Diabetes Foundation, the Philadelphia Theatre Company, the Arden Theatre Company, the Walnut Street Theatre, the Greater Philadelphia Chamber of Commerce, and the Philadelphia Police Athletic League. Ms. Harmelin also serves as a Vice President of the Greater Philadelphia Chapter of the National Association of Women Business Owners and as a member of the Communications Committee of the American Red Cross.

Michael T. Kennedy is the Chairman and Chief Executive Officer of Radnor Holdings Corporation, a Philadelphia-based manufacturer and distributer of chemical and packaging products. In addition to Radnor Holdings Corporation, he holds directorships in Trinity Capital Partners, Inc., Maverick Partners, Inc., and Consolidated Asset Management, and is a member of the American Bar Association. Mr. Kennedy received a B.S. degree from Villanova University, an M.B.A. from St. Joseph's University, and a J.D. from Widener University School of Law.

Charles H. Meacham, Chairman and Chief Executive Officer of Commonwealth Bancorp, Inc., stated, "We are extremely pleased to have Joanne and Michael join our Board of Directors. Their business experience and knowledge of the Philadelphia marketplace will be invaluable resources as we continue to develop Commonwealth's southeast Pennsylvania franchise. We look forward to working with them."

Commonwealth Bancorp, Inc., with consolidated assets of $2.3 billion, is the holding company for Commonwealth Bank, which has 56 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Connecticut, New Jersey, and Rhode Island. ComNet operates under the trade name of Homestead Mortgage in Maryland.
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